JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd.

Amendment to

Investment Advisory Agreement

Between JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd. and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (the “Company”), and a wholly-owned subsidiary of JNL/AllianceBernstein Dynamic Asset Allocation Fund, a series of the JNL Series Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended; and Jackson National Asset Management, LLC, a Michigan limited liability company (“Adviser”).

Whereas, the Company and the Adviser entered into an Investment Advisory Agreement effective as of the 28th day of April 2014 (“Agreement”), as amended, whereby the Adviser agreed to provide certain investment advisory services to the Company.

Whereas, in connection with a company rebranding, the JNL/AllianceBernstein Dynamic Asset Allocation Fund will be renamed the JNL/AB Dynamic Asset Allocation Fund (“Fund Name Change”); and the Company, JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd., will be renamed the JNL/AB Dynamic Asset Allocation Fund Ltd. (“Company Name Change”).

Whereas, the Company Name Change has been approved by the Board of Directors of the Company effective September 28, 2015.

Whereas, pursuant to the approval of the Fund Name Change and the Company Name Change (collectively, Name Changes”), the parties have agreed to amend the Agreement to reflect the Name Changes.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to reflect the Name Change.

In Witness Whereof, the Adviser and the Trust have caused this Amendment to be executed as of this 14th day of September 2015, effective September 28, 2015.

JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd.
Attest:
/s/ Michelle Swan	By:	/s/ Kelly L. Crosser
Michelle Swan		Kelly L. Crosser
	Title:	Assistant Secretary

Jackson National Asset Management, LLC
Attest:
/s/ Michelle Swan	By:	/s/ Mark D. Nerud
Michelle Swan		Mark D. Nerud
	Title:	President and Chief Executive Officer